Exhibit 99.1

Cytori Provides Twelve Month Data Update on Scleradec-I Trial

April 13, 2015

SAN DIEGO — Cytori Therapeutics, Inc. (NASDAQ: CYTX) announced today preliminary 12 month follow-up data from the 12 patient investigator initiated Scleradec-I clinical trial conducted by Prof. B. Granel and Prof. G. Magalon from the Assistance Publique des Hôpitaux de Marseille.

In the previously published six month follow-up data, Cytori’s ECCS-50 therapeutic showed:

•	Improvement in Cochin Hand Function Scale (CHFS) from mean of 48.5 at baseline to 21.2 at six months

•	Improvement in Hand Pain (Visual Analog Scale) from mean of 59.4 at baseline to 17.8 at six months

•	Improvement in Raynaud’s Condition Score (RCS) from mean of 7.2 at baseline to 2.9 at six months

•	Improvement in Scleroderma Health Assessment Questionnaire (SHAQ) score from mean of 1.4 at baseline to 0.8 at six months

The manuscript describing these data in detail can be viewed at http://ard.bmj.com/content/early/2014/08/10/annrheumdis-2014-205681.long.

A preliminary assessment for 12 month follow-up data has been reviewed by the Company which management believes reflects:

•	No reports of adverse events or safety concerns

•	Average values for CHFS, RCS, and SHAQ score are statistically consistent with those at the 6 month follow up visit

•	While the average hand pain at 12 months was lower than that at baseline (reflecting overall symptom improvement over baseline), there was an approximately 50% reduction in the average therapeutic benefit on hand pain from six to twelve months

The investigators have prepared and submitted for publication a scientific manuscript based on final 12 month data. Once this manuscript has been accepted for publication and a publication date announced, Cytori will provide an update to investors.

About Cytori Therapeutics, Inc.

Cytori Therapeutics is a late stage cell therapy company developing autologous cell therapies from adipose tissue to treat a variety of medical conditions. Data from preclinical studies and clinical trials suggest that Cytori Cell Therapy™ acts principally by improving blood flow, modulating the immune system, and facilitating wound repair. As a result, Cytori Cell Therapy™ may provide benefits across multiple disease states and can be made available to the physician and patient at the point-of-care through Cytori’s proprietary technologies and products. For more information: visit www.cytori.com.

Cytori Therapeutics, Inc.

Shawn Richardson, 1.858.875.5279

ir@cytori.com